UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 9, 2007 (March 29, 2007)
COMMUNITY FIRST, INC.
(Exact name of registrant as specified in charter)

Tennessee	0-49966	04-3687717
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

501 South James M. Campbell Blvd.
Columbia, Tennessee	38401
(Address of principal executive offices)	(Zip Code)
(931) 380-2265
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On April 4, 2007, the Compensation Committee (the “Committee”) of the Board of Directors of Community First, Inc. (the “Company”) granted Marc R. Lively, the Company’s President and Chief Executive Officer, 2,297 shares of restricted stock as a result of the public offering described in Item 7.01 below. The Committee issued the shares to Mr. Lively in lieu of stock options, and the shares represent approximately one third of the value of the option award required to be made to Mr. Lively pursuant to the terms of his employment agreement. The shares were issued pursuant to the Company’s 2005 Stock Incentive Plan and are subject to an individual award agreement, the form of which was previously filed with the Securities and Exchange Commission.
Item 7.01. Regulation FD Disclosure.
     On March 29, 2007, the Company closed its public offering of up to 350,000 shares of its common stock at $30 per share (the “Offering”). The Company initially announced the Offering during the fourth quarter of 2006. As a result of the Offering, the Company consummated the sale of a total of 273,090 shares of its common stock for the total proceeds of $8,192,700, which includes the previously announced sale of 125,460 shares of its common stock for proceeds of $3,763,800 as of December 31, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY FIRST, INC.
By:	/s/ Dianne Scroggins
Dianne Scroggins
Chief Financial Officer

Date: April 9, 2007

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